Exhibit 99.2

American Eagle Outfitters, Inc.

First Quarter 2015 Earnings

Conference Call Transcript May 20, 2015

Operator: Greetings and welcome to the American Eagle Outfitters First Quarter 2015 Earnings Conference Call. At this time, all participants are in a listen-only mode. A question and answer session will follow the formal presentation. If anyone should require operator assistance during the conference, please press star, zero on your telephone keypad. As a reminder, this conference is being recorded.

It’s now my pleasure to introduce your host, Ms. Judy Meehan, Vice President of Investor Relations. Thank you. You may begin.

Judy Meehan – American Eagle Outfitters, Inc. – VP IR: Good morning everyone. Joining me today for our prepared remarks are Jay Schottenstein, Interim Chief Executive Officer; Chad Kessler, Global Brand President of the AE brand; Jen Foyle, Global Brand President of aerie, and Mary Boland, Chief Financial and Administrative Officer. Also joining us for Q&A today are Roger Markfield, our Chief Creative Director; Michael Rempell, Chief Operating Officer, and Simon Nankervis, EVP of Global Commercial Operations.

Before we begin today’s call I need to remind you that we will make certain forward-looking statements. These statements are based upon information that represents the Company’s current expectations or beliefs. The results actually realized may differ materially based on risk factors included in our SEC filings. We have also posted a financial supplement with additional financial details on our website.

Now, I’d like to turn the call over to Jay.

Jay Schottenstein – American Eagle Outfitters, Inc. – Interim CEO: Thank you, Judy. Good morning everyone. I’d like to start the day by congratulating the team for outstanding execution. Both AE and aerie performed remarkably well, achieving higher sales and margins and proving again that we can win in today’s competitive environment. The team has done a great job building on the business momentum we saw in the latter part of 2014, and we’re pleased to see momentum continue into the current period. When I reflect on what has changed since early 2014, we now have a greater focus on our customers and are delivering a better overall experience. Our merchandise assortments are more innovative, on trend and better quality, while also offering outstanding value. Marketing messages have been clearer with less focus on promotions and more emphasis on merchandise, outfitting, and a more compelling brand experience, and we are thrilled that our customers have taken notice and are responding. Now let me review some of the highlights of the first quarter.

Net revenue rose 8% and comparable sales increased 7%. EPS of $0.15 was up significantly from $0.02 last year. This is also above our guidance of $0.09 to $0.12. We had a higher penetration of full-price sales and lower promotional activities. This led to significantly higher merchandise margins. There was much greater consistency across our business with positive results in AE men’s, women’s and aerie. SG&A expense was well controlled, enabling us to deliver stronger sales leverage. Inventories are in good shape, and the team managed well through the port slowdown. An upgraded digital experience and new flexible fulfillment capabilities also contributed to stronger results, while making customer satisfaction. We ended the period in excellent financial condition with $327 million in cash and no debt. The quarter represented the third quarter in a row of year-over-year earnings growth. We feel great about this progress, yet our focus is clearly on the future and building on our recent success.

Over the past few years, we’ve made significant investments and we’re now in position to reap the benefits of this work. For example, this quarter our digital business accelerated to double-digit growth due to improved merchandise and customer experience, better site functionality, upgraded imagery and marketing. We are pleased with buy online, ship from store, and look forward to launching reserve online shortly. These new capabilities combined with our new state of the art fulfillment center are providing efficiencies. We’re able to rationalize inventory investments, reduce markdowns and our customer delivery times are 25 to 30% faster. The closing of our Warrendale DC this summer will yield fulfillment cost savings. With the infrastructure and capabilities now in place, we are focused on optimizing the benefits to our business and financial returns over the course of this year and into next.

Global expansion continues with the recent addition of new license partners in Chile, Peru, South Korea, Greece and Singapore, and we are pleased by the progress being made in company-owned markets, specifically China and Mexico.

Our company is well positioned for the future. The leadership team is doing an outstanding job executing improvements across the organization. As Jen and Chad continue to take the lead as global brand presidents, we are fortunate to have Roger engaged with the business to ensure a smooth transition. As we move forward, we are in a unique position to capitalize on opportunities in the marketplace.

Now I’ll hand the call over to Chad.

Chad Kessler – American Eagle Outfitters, Inc. - Global Brand President - AE brand: Thanks Jay and good morning. I’d like to begin by underscoring something Roger said last quarter, that our vision and priorities over the past 15 months have been the absolute right areas of focus. These are people, product, process and presentation. Our strategies to strengthen our business and customer offerings include: People. I believe we have the right team in place, committed to developing the best American Eagle assortment globally and across channels. Product. First, we have turned up our focus on merchandise innovation. Denim X and soft and sexy tops are a few examples. Second, we’ve improved product quality and we’re getting paid for that quality while continuing to offer outstanding value to our customers. Third, we’re delivering strong seasonal concepts that are well curated and edited to be consistent with our brand’s heritage, yet highly relevant to the latest trends and styles. Our current beach whites and indigo blues are good examples. Process. We are committed to lean inventories that will grow at a slower rate than sales. We will test and react into trends to be more accurate in our buys each season. Presentation. We are focused on clear and engaging in-store and online presentations as well as a more fun customer-centric shopping experience. Although there’s still work to do and much opportunity ahead of us, we are extremely pleased to see a positive response and strong demand from our customers.

The American Eagle brand 7% comparable sales increase and merchandise margin expansion were the result of a much healthier and significantly less promotional business throughout the quarter. This was aided by our marketing efforts that led with product first, rather than a singular focus on price.

We delivered a higher average unit retail and average transaction value. Traffic and conversion also improved from recent quarters, and we were extremely pleased that we outpaced mall traffic consistently throughout the quarter. Our inventories were well positioned, enabling us to read and react to product trends more effectively and chase strong selling categories. I’d like to underscore our commitment to tightly managing inventories, targeting sales above inventory growth.

Now, looking at merchandise performance, I’m pleased that we achieved consistent results across men’s, women’s and accessories. AE bottoms performed well in the quarter, driven by shorts, pants and women’s denim. We’ve seen significant improvement in women’s tops, both wovens and knits, which also contributed nicely to the margin gains. This has been a category of intense focus by the teams so it’s especially gratifying to see our customers responding so well. We also experienced strong results in dresses, soft accessories, as well as men’s knit tops and woven shirts. With that said, we see plenty of opportunity for additional improvement and we need to keep delivering.

For back to school and fall, we have been busy testing new merchandise lines and have the benefit of reacting to strong current trends. We will continue to focus on providing great value, and importantly, building customer loyalty and a better reputation for quality. I’m also excited about strengthening the shopping experience through projects like our new mobile app, and further omni-channel development.

Before I turn it over to Jen, I’d like to thank our teams for their drive and commitment. I’m extremely fortunate to be surrounded by outstanding creative talent at all levels. You can be assured we’re energized to continue to build on our early success this spring.

Now I’ll turn the call over to Jen.

Jen Foyle – American Eagle Outfitters, Inc. - Global Brand President - aerie: Thanks, Chad, and good morning. I’m pleased to be here this morning to review aerie’s recent accomplishments. Over the past few years, we’ve been highly focused on building our brand and gaining further customer awareness and loyalty. In the first quarter comparable sales increased 12%, and we continue to increase our profitability. Like AE, our average unit retails increased and markdowns declined. aerie’s traffic was nicely positive as we made good progress gaining new customers. Now a few highlights and opportunities.

We’ve had greater consistency in our core bra and undie businesses. Our design and merchant teams have done a great job raising the bar and delivering more newness and innovation, including the trend right bralette assortment as well as new layering in sports bras.

Product extensions and new categories such as swim, accessories and soft dressing, are producing strong results. For example, swim has grown to nearly 20% of sales in a short period of time and is now a core aerie category. We see tremendous opportunity for further product extensions, particularly within our digital business.

Brand marketing such as aerie real and our selfie beach party this spring have begun to distinguish our brand and create positive buzz. More customer outreach and engagement is a major, major priority as we move the brand forward. We continue to explore ideas like our collaboration with Yellowberry to create excitement and to broaden the scope of our customer base.

The aerie digital business has been extremely strong, and we’re also seeing good improvements from our store repositioning efforts. We’ve been closing unproductive standalone stores and relocating close to AE stores. Essentially, we’ve seen higher sales, productivity and profitability. Our new format stores which are brighter, more open, modern and easier to shop are performing very well.

Before I turn it over to Mary, I would like to congratulate the aerie team on a great quarter. I’m really proud of the work the team has done. We have tremendous runway ahead and I look forward to continuing the momentum, and now I’ll turn it over to Mary.

Mary Boland – American Eagle Outfitters, Inc. – CFO and Chief Administrative Officer: Thanks, Jen. Good morning everyone. We are very pleased with our strong first quarter results as better merchandise and strong customer response led to better than expected sales, a higher AUR and a lower markdown rate. We also effectively controlled costs and saw the benefits of our expense reduction initiatives as we leveraged SG&A. All of this led to significant earnings growth from last year and a beat to our initial first quarter guidance.

Now looking at the details of the quarter, total net revenue increased 8% to $700 million from $646 million last year. Consolidated comparable sales increased 7%. By brand, AE comps were up 7% and aerie increased 12%. Traffic was flat in the quarter, which was particularly gratifying after many consecutive quarters of traffic declines. The average transaction value increased in the low double digits, driven by a low double-digit increase in AUR. The strength in our AUR was driven by a combination of more full-priced sales and less promotions based on a positive response from our customers to our product investments. Additional sales information can be found on Page 5 of the presentation.

Total gross profit increased 16% to $262 million, and as a rate to revenue, rose 260 basis points to 37.5%. A reduction in the markdown rate led to approximately 290 basis points of merchandise margin expansion. This was partially offset by 30 basis points of BOW deleverage, due primarily to higher delivery costs from an increase in direct orders, including orders filled through buy online, ship from store. We’re seeing clear benefits from our buy online, ship from store capability, which is driving incremental sales, higher customer satisfaction and reduced markdowns, yet we are still refining the algorithms to better balance the benefits with the increased delivery costs of split shipments. However, within BOW, it is important to note that rents slightly leveraged for the quarter.

SG&A expense was well controlled in the quarter. Expense dollars were flat to last year at $185 million. Our expense reduction efforts offset an increase in incentive and variable selling expense, driven by the strong sales performance. We’re pleased to see that SG&A leveraged 210 basis points to 26.5% as a rate to revenue compared to 28.6% last year. Depreciation and amortization increased to $35 million and remained flat at 5% as a rate to revenue. The increase was due to the new fulfillment center, omni-channel projects, and IT investments.

Operating income grew to $42 million from $8 million last year and operating margin expanded 470 basis points to 6% as a rate to revenue.

As we mentioned last quarter, the port slowdown cost approximately $0.02 in EPS in the first quarter, largely due to increased freight. Additionally, we had a gain of approximately $0.02 or $6 million within other income which was primarily due to currency gains related to cash held in Canadian dollars. EPS of $0.15 increased significantly from $0.02 reported last year.

Turning to the balance sheet starting with inventory, which can be found on page 6 of the presentation, we ended the quarter with inventory at cost per foot flat to last year. We expect second quarter ending inventory to be up in the mid single digits following a decline last year. Inventory is well positioned and can support increased demand as we utilize our chase capabilities as well as our flexible fulfillment tools.

We ended the first quarter with $327 million in cash and investments compared to $328 million last year. Capital expenditures totaled $42 million for the quarter and we continue to expect capex to be approximately $150 million for the year. This includes the chain-wide rollout of the point of sale system and supporting technologies, the completion of our new fulfillment center, and new and remodeled store investments.

During the quarter, we opened four factory stores and closed six stores, including three AE mainline and three aerie standalone locations. Additionally, there were 10 international licensed store openings and we ended the quarter with 109 licensed stores across 17 countries. Additional store information can be found on pages 9 through 11.

Now regarding the second quarter outlook, based on an expected high single-digit increase in comparable sales, we expect second quarter EPS of $0.11 to $0.14. The guidance compares to EPS of $0.03 last year and excludes potential impairment and restructuring charges.

In the second quarter, we expect continued gross margin expansion due primarily to reduced markdowns and higher full-price selling. Total SG&A dollars are expected to increase slightly based on variable selling expense and related incentive costs. We are targeting SG&A leverage as we drive lower fixed SG&A expense dollars.

As Jay said, across the organization, we are intensely focused on executing our priorities to continue our momentum and capitalize on the opportunities within the marketplace. Thanks, and now we’ll take your questions.

Operator: Thank you. At this time, we will be conducting a question and answer session. To allow for as many questions as possible, we ask that you please limit yourself to one question. If you would like to ask a question, please press star, one on your telephone keypad. The confirmation tone will indicate that your line is in the question queue. You may press star, two if you’d like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star keys.

Our first question is coming from the line of Adrienne Yih with Janney Capital Markets. Please proceed with your question.

Adrienne Yih-Janney Capital Markets-Analyst: Good morning everybody. Congratulations. It’s a tough environment and you guys are performing unbelievably well. I just wanted to make that comment.

Jay Schottenstein – American Eagle Outfitters, Inc. – Interim CEO: Thank you.

Adrienne Yih-Janney Capital Markets-Analyst: It does look great, it really does. So Roger or Chad, can you talk about the notion of this knit top cycle? How long does it typically last? Clearly it’s coming through for you, probably driving ATV. Can you give us some kind of visibility into kind of the back half and typically how long these types of cycles can last for you? Thank you.

Chad Kessler – American Eagle Outfitters, Inc. - Global Brand President - AE brand: Hi, it’s Chad. Thank you for your comments about the quarter. In terms of knits, I don’t personally have the years of experience that Roger does here at American Eagle, but in terms it of my experience in the sector generally, I think it’s a trend that can last years. I think we’re really at the beginning of a strong knit cycle. I think with our test process and fabric innovations we’re bringing, I think we really see runway ahead of us in terms of continuing to leverage the knits business and see strong sales margin improvement there.

Operator: Thank you. Our next question is coming from the line of Oliver Chen with Cowen & Company. Please proceed with your question.

Oliver Chen-Cowen & Company-Analyst: Hi. Congrats on awesome looking products and the execution here. I had a question on your speech regarding the balance of quality versus value versus the promotional atmosphere. What are the main drivers in terms of your thinking about that, and does the AUC give you some flexibility in investing? Then on the denim side, we’ve been very impressed with your innovation and kind of leading the curve in the bottoms business as well. What would you point out as distinguishing your ahead-of-the-curve execution on the bottoms and what attributes of that would be great?

Chad Kessler – American Eagle Outfitters, Inc. - Global Brand President - AE brand: Great. So I think in terms of value, value is a critical part of the American Eagle brand. In terms of the quality and value and that whole balance, we are looking to offer as much value as possible. We really believe that with what we put into the product, our items are a better value than the competitors’ in the mall. I think when we look at prior years when we haven’t seen the success we saw this quarter, we’ve been trying to compete more on price, on ticket price and on promotional price and less on offering the best product for the best value to the customer. I think we’ve seen through the results this quarter that the customer recognizes the quality we’ve invested and recognizes the value they get at American Eagle, and we’re able to be less promotional because of that and sell closer to the ticket price.

In terms of the AUC, we definitely are able to leverage some of the raw material savings that we’re seeing, and use that to invest back into the product, further enhancing the value we’re able to provide to the customer.

In terms of denim innovations, I think we really have built a denim center of excellence here. Denim is really the foundation of our bottoms business that drives so much of our customer loyalty, so we’re constantly looking for innovation. We partner with our mills. Our designers are out all over the world looking for what’s happening in terms of denim trends, both in fabric, fit, wash, all of it, and we really—as I said, we have a team here that’s dedicated solely to making sure that our denim is one step ahead of everybody else’s, and even just as importantly, it falls into that same quality and value equation we look at with the whole brand.

Operator: Thank you. Our next question is coming from the line of Anna Andreeva from Oppenheimer. Please proceed with your question.

Anna Andreeva-Oppenheimer-Analyst: Great. Thanks so much and congratulations to the team on great results.

Mary Boland – American Eagle Outfitters, Inc. – CFO and Chief Administrative Officer: Thank you.

Anna Andreeva-Oppenheimer-Analyst: I guess the question is to Chad. Your traffic improved nicely. Just how should we think about the AUR versus transaction dynamic as we look into the back half? In other words, should we think of traffic as an opportunity as you lap the big declines from last year? And to Mary, I guess with $2 in cash per share and cap ex coming down and steady improvement in the business, any updated thoughts on special dividends or buybacks? Thanks.

Mary Boland – American Eagle Outfitters, Inc. – CFO and Chief Administrative Officer: I think I can maybe, Chad, take both questions. So as I look at our AUR for the balance of the year, we continue to see opportunity there for growth as the team puts forward an amazing assortment that our customer is responding to. I do think leveraging traffic, while we did leverage traffic in Q1, that continues to be an opportunity, and I would say traffic in general, as that’s starting to improve here, should also be an opportunity as we move through the year.

Regarding our cash and how we’re thinking about our cash, it’s always about having the right balance here. Our first priority is to invest in our business, and we return to our shareholders through a pretty robust dividend. We’ll just continue to manage or monitor the cash balance. We do need to put lots of quarters back to back here of great improvement and we hope to see that trend continue.

Operator: Thank you. Our next question is coming from the line of Paul Alexander with BB&T Capital Markets. Please proceed with your question.

Paul Alexander: Paul Alexander-BB&T-Analyst: Great. Thank you. Can you talk about the trajectory of the comp trend through the quarter? Was April one of the weaker months in the quarter or the weakest given the early Easter and spring break, and if so, what gives you the confidence that you can accelerate from that weaker trend to drive a higher 2Q comp than first quarter? Thank you.

Chad Kessler – American Eagle Outfitters, Inc. - Global Brand President - AE brand: We aren’t going to break out our comps by month, Paul, but definitely with Easter happening—the Easter peak definitely shifted towards March but coming at the end of the quarter, we’re very happy with the results we saw as the quarter finished up and happy with the results we’re seeing as we begin the second quarter, and that’s where we’re getting the confidence around the comps.

Operator: Thank you. Our next question is coming from the line of Randy Konik with Jeffries. Please proceed with your question.

Randy Konik-Jefferies-Analyst: Thanks a lot. First with Mary, when you spoke about the deleverage from buying, occupancy and warehouse and deleverage it says in the press release, you made it sound like look, we got leverage on our rent but we had this more ship-from-store impact our costs on that. So can you give us some perspective on is that something that’s more temporary in nature, or something that’s going to be impacting the long term trajectory of the gross margin line? So that’s that question. Then I guess for Chad and Jen, you spoke about different areas where you’re either focused on with the business, and in particular process, where are you on the process side from a test and react standpoint, and how much of that, I guess, helped you drive better results in the quarter and just to try to think about the sustainability of an improving trajectory on the process improvement helping drive more stable results in the next two to four to, you know, eight quarters? Thanks.

Mary Boland – American Eagle Outfitters, Inc. – CFO and Chief Administrative Officer: Randy, regarding the BOW leverage question, so as I said rent did slightly leverage here in Q1 and it was offset by the incremental costs related to split shipments. You know, we piloted buy online, ship from store last year and have rolled that out as the year went on, and we’ve learned a lot, and we continue to adjust the algorithms to better balance fulfilling customer demand and the higher costs of split shipments. So we continue to refine those adjustments, so I don’t think it’s an ongoing issue as we look throughout the rest of the year. As I look forward to Q2, expect to see more leverage in BOW as we continue to see the benefit of store closures, and fine-tune those BOSS algorithms that we have.

Operator: Thank you.

Judy Meehan – American Eagle Outfitters, Inc. – VP IR: Sorry. Jess, we’re going to answer the rest of that question.

Chad Kessler – American Eagle Outfitters, Inc. - Global Brand President - AE brand: I think in terms of the process, I think it’s important to note that really for us, we see that the process is back in place and what we really try to do is make sure we’re focused first on inventory control and making sure we have enough leaving open to buy in order to chase within existing quarters. Part of that is really focused on existing business, knowing what’s selling, what to react to, and how to chase through our supply chain. Then the second key thing is really making sure that we are continuing to test and react to each upcoming season. So we just finished a back to school test that we’ll be responding to for July and August, and we do that for every season. Making sure that we are getting out ahead of where customer demand will be and that we have open inventory and open receipts and that we can configure inventories to match demand.

Jen Foyle – American Eagle Outfitters, Inc. - Global Brand President - aerie: The same for aerie. We platform our fabrics early on in the season, either on a six-month base or 12-month base and then we move from there. Also just to add on, we have a pretty unbelievable focus group called Eagle’s Eye, and we literally go to our customers and listen to them and what they want. So it’s not just about testing and reacting; it’s about really supporting what the customer wants.

Operator: Thank you. Our next question is coming from the line of Matthew Boss with J.P. Morgan. Please proceed with your question.

Christina Brathwaite-J.P. Morgan-Analyst: Hi, it’s Christina Brathwaite on for Matt. Thank you for taking our question. Just on the store count, given the guidance for 100 AE store closures through fiscal ’16, you’ll be running up against that target by the end of fiscal ’15 based on your guidance. How should we be thinking about yearly prunings beyond this year and an ideal store count between full price, factory, domestic and international? Then on your comps at the factory channel, so really obviously really impressed with comps at the full price but factory keeps underperforming. Can you just walk us through the drivers of the underperformance and any initiative to improve things there?

Simon Nankervis – American Eagle Outfitters, Inc. - EVP of Global Commercial Business: Thanks, Christina. It’s Simon. Just to talk to you about store count, you’re right, by the end of this year we’ll have basically got to the number that we forecasted 12 months regarding store closures. I think from our perspective, we have a highly profitable fleet. The majority of our stores remain four wall profitable in every channel including the factory channel, and to be honest, we continually review. We review what’s happening with the malls, we review what’s happening with traffic and we look to opportunities to continue to evaluate the fleet and also see where customer demand is coming from.

As we move towards our omni-channel initiatives, and Mary spoke earlier about our buy online, ship from store capabilities, we’re able to fulfill demand from a number of different distribution centers across the country. So I think we’ll continue to evaluate the fleet. We don’t have a number in mind. I think everyone gets fixated on what that number should be. We’ll continue to evaluate the fleet and its performance and just, look, in relation to factory, whilst we have seen a sales comp that didn’t perform against the chain, yet you also need to remember the profile of our malls. The majority of our factory, our outlet fleet is in exterior malls highly exposed to the weather. We did see decline in traffic comps in that channel as well over the last quarter against last year, which was significantly below the balance of chain, and as we think about going forward, we’ve seen the improvement in traffic and an improvement in the comps over the last quarter as the weather has got better and better. None of us ever want to talk about that but that’s been a reality, and Chad and his team continue to work on improving our merchandise assortment as we reflect the change in assortment that we’ve done in the main line as well.

Operator: Thank you. Our next question is coming from the line of John Morris with BMO Capital Markets. Please proceed with your question.

John Morris-BMO Capital Markets-Analyst: Thanks. My congratulations to everybody. Really great job on the execution. Chad and Jen, question for Chad first. The spring trends, the strength that you’re seeing there, how well do they translate to the fall? You’re clearly on track and I’m just wondering if you can give us a little more color on that. Especially with an eye towards denim against last year, what are you particularly excited about as you approach fall? And Jen, with aerie, really impressed with the strength in swim. Maybe if you can highlight other new initiatives that both helped in the quarter and what new initiatives you have planned that we can look forward to? Thanks.

Chad Kessler – American Eagle Outfitters, Inc. - Global Brand President - AE brand: Thanks for your comments and question, John. I think a lot of the macro trends we’re seeing in the business around women’s tops, knits and wovens—we didn’t mention it earlier but sweater—and then in men’s with knits and wovens as well, we are confident we’ll continue to see those trends going into Q3 and Q4 in terms of improved product, and that the styles and the fashion itself does translate from a warmer weather season into a colder weather season. We’re still working on our back half assortments. We feel very good about what we’re seeing and what’s coming. In terms of your specific questions of back to school, we’re still too far out in terms of I don’t want to tell you what our secret sauce is for back to school. We don’t want people chasing what we have coming but we have—we talked about the process earlier. We have focus groups. We have tested multiple times some of the innovations that we have coming in men’s and women’s denim for back to school, and we are very excited. We can’t wait to have that product at stores in July.

Jen Foyle – American Eagle Outfitters, Inc. - Global Brand President - aerie: And the same here, I’m not going to share all our top secret information, but we are really excited for back to school. I mentioned this in a prior call but what we do love about the intimates business is it is seasonless. So bras and undies, we will continue to dominate in that category. We look forward to some new launches. We always launch new ideas every quarter and we’ll have some newness. Then it’s really about product extensions and really going after it and distorting those categories. So what we’ve done in swim, you’ll see coming up in the future. Soft dressing is a big win for us and we’ll continue to address that whole casual lifestyle, what the girl is doing today, and as we head into holiday, gifting is really a focus for us.

Operator: Thank you. Our next question is coming from the line of Dorothy Lakner with Topeka Capital Markets. Please proceed with your question.

Dorothy Lakner-Topeka Capital Markets-Analyst: Thanks and good morning everyone and congratulations from me as well. The stores have been looking terrific. Just wanted to follow up a question on the international side of the business. What you’re seeing there? Are you seeing the same successes across categories, men’s and women’s, et cetera? And then secondly, will there be any residual impact from the port situation into the second quarter or is that behind us now? Thanks.

Simon Nankervis – American Eagle Outfitters, Inc. - EVP of Global Commercial Business: So in relation to the international side of the business, Dorothy, I think basically we see that the brand resonates the same as it resonates in the U.S. We do see significant traction in the categories that Chad talked about in his opening remarks and that he’s talked to here. In relation to the men’s versus women’s, it really does depend on the market and the country, and I think if you think about the Middle East, we have a much stronger men’s business than we do women’s business, but if you think about Europe and Asia, we have a business that’s much more reflective of proportions that we see in North America. So all in all, we generally see the same trends, although the blends do move a little bit within the categories, but overall the performance by gender and by department and category within the brand is very similar to the U.S. business.

Mary Boland – American Eagle Outfitters, Inc. – CFO and Chief Administrative Officer: And regarding residual impact of the port slowdown, there is a little bit in Q2 related to freight but it’s really not material. I do want to acknowledge the team and the great work they all did to help this company manage through a very long port slowdown and deliver the kind of business results that we’ve seen, so kudos to the entire team here.

Operator: Thank you. Our next question is coming from the line of Kimberly Greenberger with Morgan Stanley. Please proceed with your question.

Kimberley Greenberger-Morgan Stanley-Analyst: Oh, great. Thank you so much for taking the question. Mary, I’m looking at the inventory balance here and I think you mentioned on the last call that you expected some average unit cost savings here for the year, but it looks like the AUC and the inventory is actually higher, so I’m wondering if you can help us understand what’s driving that. And then if you go into the back half of the year with the mid single-digit increase in your inventory buy, if the sale trends don’t sort of deliver where you think they will, is there an opportunity to sort of trim back on that inventory buy in-season without hurting the gross margin? Thank you so much.

Mary Boland – American Eagle Outfitters, Inc. – CFO and Chief Administrative Officer: If I look—to answer your first question on AUC, yes, it is up a bit, really mostly driven by mix, but also by the product investment that Chad articulated earlier. If you think about our increase in Q1, for example, and AUC compared to our increase in AUR, a resounding response from our customer around product investments that we’re making, so great.

Roger Markfield – American Eagle Outfitters, Inc. – Executive Creative Director: I’d like to add a comment there. Our average transactional value was by far the highest in the history of the Company, so we have been getting paid for that additional average unit cost, and as we look forward, the sourcing machine is going to have better average unit costs.

Operator: Thank you. Our next question is coming from the line of Brian Tunick with RBC Capital Markets. Please proceed with your question.

Brian Tunick-RBC Capital Markets-Analyst: Thanks. I’ll add my congrats as well. I guess understanding you don’t have a new CEO announcement yet, but as we try to balance store closures, the omni-channel shifts, the factory, international, I think you used to target I think a 14 to 16% operating margin, so just wondering as we think about the changing dynamics of the business, what would be an updated target you would feel comfortable talking about? Then the second question is on traffic. I guess it was flat, it was nicely above the mall but what could be some efforts either regarding marketing spend or I think you’ve mentioned a new loyalty program. What are some of the other things you guys looked at last year that didn’t work so well and could be doing differently in the back half this year to drive traffic? Thanks so much.

Mary Boland – American Eagle Outfitters, Inc. – CFO and Chief Administrative Officer: I’ll start off. You know, look, we do have a CEO sitting here at the table today, and he’s been instrumental in helping the leadership team drive the kind of results that we’ve seen and we expect that to continue as we move forward. I think your basic question about operating margin—which is a great question—can we get back to double digits, which has been our historical kind of performance? We’re delivering great top line and margin performance right now, but you know, having said that, I still do see opportunity across pretty much all elements of the P&L to drive that margin back to double-digit. Still opportunity here in top line. I see further opportunity for margin expansion, keeping control of BOW and still managing through the store closures, which we still have more to do. And then the team has done a great job of staying focused on our expenses and I expect that to continue as we move forward. So, you know, if you think about the combination of all of that, it should drive us over time here back to a double-digit operating margin.

Simon Nankervis – American Eagle Outfitters, Inc. - EVP of Global Commercial Business: Brian, just in relation to your question around initiatives and opportunities to drive traffic, I’ll throw to Michael to talk about our omni-channel initiatives, but ultimately we monitor the malls, we monitor what our teams are doing, we look to what the mall owners are doing. We have a substantial investment on an annual basis in what the malls are doing regarding their marketing as all of us do who at least have a substantial real estate portfolio. We do believe that there are opportunities to continue to drive customers to malls and a large part of that will come down to our digital strategy and our potential to use the omni-channel network to fulfill both customer demand plus also establish a marketing cadence that is appropriate.

Michael Rempell – American Eagle Outfitters, Inc. - Chief Operating Officer: Yeah, so I would just add to what Simon said. I think in addition to obviously the product and marketing and more compelling store experience driving traffic above what’s happening in the mall to our stores, we are seeing that our increase in digital capabilities and spend is having an overall halo effect on the business. So digital performance marketing, we increased our investment, we’re seeing a nice return on that investment, and as Jay mentioned earlier, we’re launching additional initiatives like reserve in store that we feel very confident are going to drive qualified traffic into our stores in the second half.

Operator: Thank you. Our next question is coming from the line of Rick Patel with Stevens. Please proceed with your question.

Rick Patel-Stephens Inc.-Analyst: Thank you. I’ll add my congrats as well. Can you talk about your assumption for how the back half plays out for the teen sector as a whole as lower cotton prices start to flow through? Are you anticipating pricing pressure on average ticket? Do you think companies are going to go after margins? Just some thoughts on what you see as the base case scenario. And Mary, as you think about AUR continuing to improve, do you see that being driven by the strong momentum? Is it fewer promos year over year? Is it sales mix? Just some help behind that assumption.

Michael Rempell – American Eagle Outfitters, Inc. - Chief Operating Officer: I’ll talk about the costs first. I mean, someone referenced cost earlier. I think what we had said in earlier calls was that we expected flattish costs in the first half of the year, and improved costs in the second half of the year, and that’s certainly what we’re seeing. Like Mary said, mix has an impact on cost, on AUC overall, but we’re seeing significant improvement in costs based on lower raw materials, weak demand in the market, and some of the initiatives our team’s undertaken. Roger, I’ll let you talk about what you see in the sector.

Roger Markfield – American Eagle Outfitters, Inc. – Executive Creative Director: Well, obviously the sector is in a bit of disarray and fortunately for us these are exciting times. Our brand momentum is as strong as it’s ever been. The average unit retail is dramatically higher. The transactional value is dramatically higher. The team we have in place, I think you’re listening to Chad and to Jen, are right on the notes. The product offering is stronger than ever. Our presence in terms of denim is huge and we’re the dominant player. That should all play well as we move into the second half of the year. Our women’s denim business is terrific right now, and the innovation that we have put in to men and women’s for back to school is very strong. We’re clearly the global brand in this demographic. We are the brand to reckon with and I would assume that this momentum will continue.

Mary Boland – American Eagle Outfitters, Inc. – CFO and Chief Administrative Officer: Regarding AUR, you know, look, we expect, as Roger said, the competitive environment to continue, but as I look at our growth opportunity and AUR, fewer promotions are clearly a driver. Mix is also a driver, and more full price selling is also a key driver, but also good inventory management. So it is really the combination of all of the above, not one driving it more than another, and that’s why we have the confidence that it will continue as we move through the year.

Operator: Thank you. Our next question is coming from the line of Janet Kloppenburg with JJK Research. Please proceed with your question.

Janet Kloppenburg-JJK Research-Analyst: Hi everybody and congratulations on such great progress.

Jay Schottenstein – American Eagle Outfitters, Inc. – Interim CEO: Thanks, Janet.

Mary Boland – American Eagle Outfitters, Inc. – CFO and Chief Administrative Officer: Thanks, Janet.

Chad Kessler – American Eagle Outfitters, Inc. - Global Brand President - AE brand: Thanks, Janet.

Jen Foyle – American Eagle Outfitters, Inc. - Global Brand President - aerie: Thanks, Janet.

Michael Rempell – American Eagle Outfitters, Inc. - Chief Operating Officer: Thanks, Janet.

Janet Kloppenburg-JJK Research-Analyst: I wanted to ask, first Chad, if you could talk about the progress you’ve made in the men’s business and what opportunities there are going forward. Also for Jen, very exciting what’s happening with the aerie brand and I’m wondering if new store openings or acceleration of new store openings may be in the works. For Mary, when I look at the second quarter, I know there’s a lot of opportunity on the top line, but your margin performance last year in the second quarter was healthier than in the first, so I’m wondering if we should be thinking that the gross margin opportunity could be the same or equal to the first quarter. Thanks so much.

Chad Kessler – American Eagle Outfitters, Inc. - Global Brand President - AE brand: Janet, I’ll go first with your question about men’s. Definitely glad that we saw positive comps across both men’s and women’s in Q1. The men’s bottoms business is still a bit stronger than the tops business. In total, we did see some great traffic or great results in men’s knits and in men’s woven tops, but in total, we really feel like we still have great opportunity in men’s tops. So that’s where we’ve seen a turnaround, in the men’s tops business and it’s a good focus now to make sure we see that same improvement in the men’s tops area. I also don’t want to leave out the bottoms area, just in terms that that business has been stronger than the tops business in men’s, but as well we have coming for back to school, we are very bullish in men’s bottoms as well, but tops will continue to be an area of focus there. I think part of it for us is looking at I think there’s a shift in how guys are dressing. They’re incorporating more athletic apparel and more—sort of more of a mix between sportswear and athletic wear, and I think that’s a place where we need to play a little catch-up and also move the men’s styling forward there. But we feel good about the men’s business and we are definitely focused on making sure that we get the tops business moving along nicely.

Jen Foyle – American Eagle Outfitters, Inc. - Global Brand President - aerie: And Janet, in aerie—thank you again for your comments, by the way—we’re really excited about what we’re seeing in the smaller format, so the side by side locations where we’re really leveraging AE. So nice momentum there and we love the new store concept. The team did an amazing job, really upping the ante on all the visuals and just the customer experience has been really well received. That said, we are going to test and scale a smaller standalone box and we’re going to see what it does. We love what we’re seeing again in the side by side locations, so this will be a test and scale and we’ll go from there.

Mary Boland – American Eagle Outfitters, Inc. – CFO and Chief Administrative Officer: Janet, regarding gross margin, just looking at the data here, Q2 gross margin last year was down slightly from Q1 of last year, which I think is our normal historical trend, but I think more importantly here for Q2 would expect to see good improvement year over year in our gross margin like we saw in Q1.

Operator: Thank you. Our next question is coming from the line of Simeon Siegel with Nomura Securities. Please proceed with your question.

Simeon Siegel-Nomura Securities-Analyst: Thanks, good morning. So what do you expect the licensing income to be this year? Maybe any thoughts longer term there given the clear success you’re having with those stores and the openings. Then, Mary, how much of the cash domestic versus abroad? Do you expect to continue to see a benefit in the other income line in second quarter and in the full year? Thanks.

Mary Boland – American Eagle Outfitters, Inc. – CFO and Chief Administrative Officer: We didn’t hear your first question. Could you please repeat it?

Simeon Siegel-Nomura Securities-Analyst: Sure. The first was just what do you expect for licensing income this year? Just watching the store openings.

Simon Nankervis – American Eagle Outfitters, Inc. - EVP of Global Commercial Business: We continue to see the licensing income grow. As you can see, we’re at 109 stores in 17 countries now with the newly announced deals we’ve put together over the last couple of weeks. That will have us in 22 countries by the end of the year with 141 stores. I think long term that business is highly profitable to American Eagle. It’s definitely accretive to the earnings but as we’ve said earlier, we look at our international business in totality, not just the license business. We look at that in light of what we’re also doing with the owned and operated business and how those two playoff each other. But we would continue to see that the licensing income will continue to grow as we grow that store revenue base over the next five years or so.

Mary Boland – American Eagle Outfitters, Inc. – CFO and Chief Administrative Officer: Regarding our cash, the majority of our cash is in the U.S. and U.S. dollar-based, and the Canadian exchange favorability that we saw in other income this time around, we could see some slight favorability as the Canadian dollar continues to strengthen, likely not to the amount we saw here in Q1.

Operator: Thank you. Our next question is coming from the line of Richard Jaffe with Stifel. Please proceed with your question.

Richard Jaffe-Stifel-Analyst: Thanks very much, guys. Just more of a question for Mary. Could you just talk about depreciation and amortization for the year? Also, what is included in other income, and obviously what caused the big change versus last year? Just want to know about how to think about other income going forward.

Mary Boland – American Eagle Outfitters, Inc. – CFO and Chief Administrative Officer: So depreciation and amortization for the year is about $150 million. For Q1 it was about $35 million, so it’s fairly evenly split across the quarters. The other income favorability we saw in Q1, again, was related to Canadian dollars that we were holding as the Canadian dollar appreciated; we saw the favorability of that translation. As we look forward, there may be some further strengthening of the Canadian dollar but I wouldn’t expect of the magnitude we saw in Q1.

Operator: Thank you. The next question is from the line of Lorraine Hutchinson with Bank of America Merrill Lynch. Please proceed with your question.

Lorraine Hutchinson-Bank of America Merrill Lynch-Analyst: Thank you. Good morning. Mary, I wanted to follow up on your comments about SG&A being up only slightly in the second quarter. Do you expect to be able to control costs in that manner for the rest of the year? And then, when should we see that move to grow more in line with your top line?

Mary Boland – American Eagle Outfitters, Inc. – CFO and Chief Administrative Officer: The goal here is to clearly leverage SG&A and as I look at our expenses there’s a segment of our expenses that are fixed that we continue to focus on, try and continue to decrease or at a minimum hold flat. Variable expense is related to our top line growth. You know, we may or may not be able to offset those in entirety; it depends on the level of top line growth that we see. But the clear goal here at the end of the day is to leverage. We’re seeing leverage. We expect to see continued leverage in Q2 and as the year plays out.

Operator: Thank you. Our next question is coming from the line of Susan Anderson with FBR Capital Markets. Please proceed with your question.

Susan Anderson-FBR Capital Markets-Analyst: Hi. Thanks for taking my question and congrats on a great quarter. I was wondering if maybe you could talk a little bit more about the margin opportunity in the back half of the year. Do you continue to expect to get higher AUR from lower markdowns, or should we think about this kind of switching over to more of an AUC opportunity with lower cotton costs? Then maybe, too, if you could just talk about a little bit the AUC expectation for the back half, if it’s still expected to be down 3 to 7%? Thanks.

Mary Boland – American Eagle Outfitters, Inc. – CFO and Chief Administrative Officer: I think as we look at the back half of the year and our margin opportunity, I see opportunity pretty much across the board: continue to expect to see great improvement in our AUR that we have seen so far. AUC, I think we’ll continue to see opportunity in AUC. Although we do continue to invest in our product, our customer is voting for that investment that we’re making, and I think Chad and Jen are doing a great job of balancing that right value relationship. Also, the team continues to work on controlling expenses, both up in the BOW area as well as SG&A, so really it’s the combination of all of the above that I think will allow for continued margin opportunity. We have confidence in the product and the assortment that we have coming forward in the back half of the year which should help drive through most of these metrics as well, too.

Judy Meehan – American Eagle Outfitters, Inc. – VP IR: Jess, we have time for one more question.

Operator: Thank you. Our final question of the day is coming from the line of Dana Telsey with Telsey Advisory Group. Please proceed with your question.

Dana Telsey-Telsey Advisory Group-Analyst: Good morning everyone and congratulations on the performance.

Roger Markfield – American Eagle Outfitters, Inc. – Executive Creative Director: Thanks, Dana.

Dana Telsey-Telsey Advisory Group-Analyst: As you think about the in-store environment and obviously the nice positive reception from the new products, what are we seeing in terms of technology that you think will enhance sell-through, make you smarter about the customer, given technology investment? Thank you.

Michael Rempell – American Eagle Outfitters, Inc. - Chief Operating Officer: Hey, Dana, it’s Michael. I’ll take that. You know, we have a bunch of things under work here that are going to help, that are going to leverage technology to help our customers shop with us and enjoy that experience more. You know, when we think about it, it’s really about customers coming into our stores with their own devices and how do we get them excited about the product, how do we get them information, how do we get them a more personalized experience that really brings to life the changes that Chad and Jen are making to the assortment. So, again, when you look at our digital experience, we’ve moved from a place where we were very focused on an item and a deal to really making sure that the product is king and that the experience is compelling, and we’re continuing to invest in that and I think you’re going to see some benefits in the back half.

Judy Meehan – American Eagle Outfitters, Inc. – VP IR: Great. That concludes our call today. Thanks for your participation and continued support of American Eagle Outfitters. Thank you.

Operator: Ladies and gentlemen, this does conclude today’s teleconference. We thank you for your participation and you may disconnect your lines at this time.